Exhibit 99.2

Company Contact: Mr. Leo Wang Chief Financial Officer China Wind Systems, Inc. Tel: +1-917-455-7735 E-mail: leo.wang@chinawindsystems.com Web site: www.chinawindsystems.com	Investor Relations Contact: Mr. Crocker Coulson President CCG Investor Relations Tel: +1-646-213-1915 (NY Office) E-mail: crocker.coulson@ccgir.com Web site: www.ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Appoints Chief Financial Officer

Wuxi, Jiangsu Province, China – December 15, 2008 – China Wind Systems, Inc. (OTC Bulletin Board: CWSI) (“China Wind Systems” or the “Company”), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that it has appointed Mr. Leo Wang as its chief financial officer, effective December 11, 2008. Mr. Wang replaces Mr. Adam Wasserman, who will continue his employment with China Wind Systems as vice president of financial reporting.

Mr. Wang was the Company’s senior vice president of finance from August 2008 until December 11, 2008.  He has been the principal of Cambridge Invest, a New York-based investment advisory firm specializing in China, since January 2004. He also served as the chief financial officer of Renhuang Pharmaceuticals, Inc. from July to September 2006. Prior to 2004, Mr. Wang held positions at Global Guardian Group (a New York-based hedge fund) and Fleet Boston Financial Corp. (now merged with Bank of America). Mr. Wang holds an MBA in finance from Massachusetts Institute of Technology and a PhD in economics from University of Oslo. He was also a Norwegian Science Foundation scholar at Harvard University.

“During Mr. Wang’s tenure as senior vice president, finance, he made exceptional contributions to the Company, especially in the area of communicating with the financial community, and we are pleased that he has accepted the offer to become our CFO. We are confident that Mr. Wang’s background and expertise in the area of finance and capital markets will enhance our communication with investors and benefit our strategic growth initiatives as we become an important player in the Chinese wind power industry,” said Mr. Jianhua Wu, CEO and chairman of China Wind Systems.

Commenting on his appointment, Mr. Wang stated, “I look forward to serving China Wind Systems as CFO, particularly during this critical time when the Company is effectively making the transition into the growing wind-power industry with the production of forged products at our new facility. I am dedicated to the success of the Company and to increasing the quality and frequency of our communication with the investment community.”

About China Wind Systems, Inc.
China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement
This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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